ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT ("Agreement") made as of the 1st day of October, 1997, by and between Rollins, Inc., a Delaware corporation ("Seller") and Ameritech Monitoring Services, Inc., a Delaware corporation ("Purchaser"), and Ameritech Corporation, a Delaware corporation ("Ameritech").

                              W I T N E S S E T H:

        WHEREAS, Rollins Protective Services, a division of Seller (the "Division"), is engaged in the business of providing burglar alarm, fire alarm, closed circuit television, electronic access control, central station monitoring, maintenance, fire testing services and other electronic security services to residences, businesses and other customers (the "Services");

        WHEREAS, Purchaser desires to purchase and Seller desires to sell all of the assets of Seller (other than the Excluded Assets) used in the provision of Services and the related operations and activities of Seller (other than the Excluded Assets) pursuant to which Seller provides Services pursuant to the terms of this Agreement;

        WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the sale and certain additional agreements related thereto;

        NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS

        1.1. PURCHASED ASSETS. Subject to and upon the terms and conditions set forth herein and except for those Excluded Assets (as hereinafter defined), Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller at the Closing (as hereinafter defined), free of all liens, claims, charges, encumbrances, security interests and restrictions of any kind (except those disclosed in the Schedules attached hereto), all of the assets and properties of Seller of every kind and description used or held for use in connection with the provision of Services, wherever located and whether tangible or intangible, as the same shall exist on the Closing Date (collectively, the "Purchased Assets"), including, without limitation, all right, title and interest of Seller in, to and under the following:

             (a) all of the assets and properties reflected on the Interim Statement of Net Assets (as defined herein) under the heading Assets (Net of Exclusions) which relate to or were used in connection with the Division and all of the assets and properties of the Division (other than Excluded Assets, as defined herein) acquired in the ordinary course of business after July 31, 1997 by Seller for use by the Division, except those disposed of after such date in the ordinary course of business or consistent with this Agreement;


473314.7

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             (b) all rights and  interests  in and to any  Customer  Agreements,
Small Contracts and Scheduled Agreements and all options to renew or purchase thereunder (as herein defined);

             (c) the interest in and rights and benefits accruing to Seller in respect of the Division as lessee under Leases (as defined herein) and leases for equipment or other personal property used in the operation of the business of the Division, including, without limitation, any prepaid rent and security deposits therefor and options to renew or purchase thereunder;

             (d) all machinery, equipment, furniture, fixtures, tools and other personal property and all leasehold improvements and related deposits used by the Division;

             (e) all vehicles, including the vehicles listed in Schedule 1.1(e), and all leasehold interests therein and related deposits used by the Division (collectively, the leases in respect of such vehicles, being the "Vehicle Leases");

             (f) all inventories, including all raw materials, work-in-process and finished goods, materials and supplies used by the Division;

             (g) all rights under or pursuant to warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products or services provided to Seller in connection with the Division; all performance, warranty and surety bonds; and all claims, deposits made by the Division, prepayments made by the Division, Seller's causes of action, choses in action, and rights of set off which relate to the Division;

             (h) all rights and interests in and to the patents, trademarks, trade names, logos and service marks (and all goodwill associated therewith) and all registrations and registration applications thereof listed on Schedule 1.1(h), and rights to use the name "Rollins Protective Services," and any related trademarks, trade names, logos and service marks to the same that incorporate such name or any variation or abbreviation thereof as provided in
Section 4.10 hereof;

             (i) all trade secrets, technical information, management information systems, software, inventions, technology, know-how, specifications, designs, drawings, processes and quality control data and all similar materials recording or evidencing proprietary expertise used in connection with the provision of Services or otherwise in connection with the Purchased Assets;

             (j) all telephone numbers, records, files, papers, drawings, building plans, engineering information, computer programs, manuals and data, sales and advertising materials, sales, distribution and purchase correspondence, trade association memberships, research and development records, lists of present and former customers, distributors and suppliers and personnel, employment, operations and other books and records related to the Division;

             (k) all permits, licenses, product registrations, filings, authorizations, approvals or indicia of authority (and any pending applications for any thereof) issued by any governmental agency, authority or other instrumentality of the United States or any state or any foreign country or political subdivision thereof necessary to conduct the business of the Division;


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             (l) all notes and accounts  receivable  , together  with all unpaid interest accrued thereon and any security or collateral therefor, generated by the Division (collectively, with the RAC Receivables (as defined below), the "Accounts Receivable"), including those customer accounts receivable of the Division, and unpaid interest accrued thereon and any security or collateral therefor previously sold to Rollins Acceptance Corporation ("RAC"), a financing entity affiliated with Seller, and transferred to the Division immediately prior to the Closing and which at July 31, 1997 had a principal outstanding balance before any reserves for uncollectibility of $8,026,999 (the "RAC Receivables");

             (m) such prepaid expenses, including without limitation prepaid insurance and the benefit of existing insurance policies related to the Division as designated on Schedule 1.1(m) hereof to be acquired by Purchaser; and

             (n) all rights to Seller's lockbox arrangement with Mellon Bank to which customer payments under Customer Agreements are remitted.

Such business and operations and such properties and assets, excepting those properties and assets expressly excluded by Section 1.2, are herein referred to as the "Purchased Assets" (which term, however, when used herein with respect to any date prior to the Closing Date, shall be deemed to refer to the properties and assets of Seller that would constitute the "Purchased Assets" hereunder if the Closing were to take place on such date).

        1.2. EXCLUDED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets or properties of Seller (the "Excluded Assets") which are not being sold or transferred hereunder: (a) all cash and cash equivalents of the Division as of the Closing; (b) intracompany receivables of the Division, including amounts owed by RAC for charges in respect of the RAC Receivables to the Division, as of the Closing; (c) subject to rights granted pursuant to the Transition Services Agreement (as defined in Section 4.12), any rights and interests to the name "Rollins" or "Rollins Protective Services"; (d) assets of Seller which are not used exclusively or primarily in the operation of the Division and which relate to administrative, information processing, accounting, legal, employee payroll and benefit plan administration, insurance management and other corporate headquarter functions that Seller performs on behalf of the Division and its other business units; (e) any and all assets of any Employee Benefit Plan (as defined herein), including those Employee Benefit Plans listed on Schedule 2.1(j); and (f) any assets of Seller other than the Purchased Assets.

        1.3. PURCHASE PRICE; ADJUSTMENTS TO PURCHASE PRICE.

             (a) Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be the assumption of the Assumed Liabilities and an amount equal to:

                 $190,000,000;

                 plus (1)  the  amount,  if any, by which  Working  Capital (as defined  herein) as of the Closing  Date exceeds $0;
                            or

                 minus (2)  the amount,  if any, by which Working  Capital as of the Closing Date is less than $0; and


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                                       -3-
                 plus (3) the face amount of the RAC Receivables as of the Closing Date included as Purchased Assets, together with accrued but unpaid interest thereon, net of any bad debt reserve in respect thereof; and

                 minus (4)  the principal amount and any accrued unpaid interest thereon as of the Closing Date of obligations owed by the Division related to those acquisitions (both long-term and current portions) by the Division described on Schedule 1.3(a)(4) (the "Acquisition Liabilities"); and

                 minus(5) in the event that Qualified Monthly Recurring Revenues (as defined below) for the month ended September 30, 1997 are less than the RMR Amount set forth on Schedule 1.3(a)(5) attached hereto, the amount equal to the RMR Multiple set forth on
                            Schedule 1.3(a)(5) attached hereto multiplied by the excess of the RMR Amount over the actual amount of Qualified Monthly Recurring Revenues for the month ended September 30, 1997. For purposes hereof, "Qualified Monthly Recurring Revenues" will be the amount of recurring revenues net of any sales tax from written Customer Agreements determined in accordance with GAAP, excluding revenues, (i) attributable to time and materials, installation charges and other revenue that is not recurring in nature, (ii) from customers more than 90 days in arrears in payment of charges as of September 30, 1997, and (iii) from any customer who has given the Division written notice of termination or cancellation of its Customer Agreement prior to September 30, 1997.

             (b) Adjustments. The Purchase Price will be subject to adjustment at the Closing and after the Closing Date as specified in this Section 1.3.

             (c) Definitions. The following definitions shall be used to determine Working Capital for purposes of this Agreement.

                  (i) "Working Capital" means Working Capital Assets minus Working Capital Liabilities, as such terms are defined in this Agreement.

                  (ii) "Working Capital Assets" means all current assets of the Seller used in the Division in connection with the provision of Services (except for the Excluded Assets) as of the Closing Date determined in accordance with generally accepted accounting principles consistently applied ("GAAP") and shall include, to the extent included in the Purchased Assets, the following:

                         (A) accounts and notes receivable (excluding the RAC Receivables) at the full face value thereof net of an aggregate bad debt reserve in respect thereof;


473314.7
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



                         (B)  materials and supplies, including inventory; and

                         (C) all prepaid expenses of the categories designated on Schedule 1.1(m) to be acquired by Purchaser.

                  (iii) "Working Capital Liabilities" means the deferred revenue (calculated in accordance with GAAP) and all deposits made by customers in connection with work in process of the Division.

             (d) Estimated Working Capital Statement. At the Closing, Seller and Purchaser shall agree to an estimate (the "Estimated Working Capital Statement") of the Working Capital of the Division ("Estimated Working Capital") and an estimate of the Qualified Monthly Recurring Revenue for the month ended September 30, 1997, set forth on a statement prepared by Seller.

             (e) Preliminary Purchase Price. On the Closing Date, the Purchaser or Ameritech shall transfer to Seller, by wire transfer of immediately available funds (determined based on a preliminary calculation of the Purchase Price by Purchaser and Seller) (the "Preliminary Purchase Price"), an amount equal to:

                 $190,000,000;

                 plus (1) the amount, if any, by which the Estimated Working Capital exceeds $0; or

                 minus (2)  the amount,  if any, by which the Estimated  Working
                            Capital is less than $0; and

                 plus (3) the face amount of the RAC Receivables as of the Closing Date included as Purchased Assets, together with accrued but unpaid interest thereon, net of any bad debt reserve in respect thereof; and

                 minus (4)  the principal amount and any accrued unpaid interest thereon as of the Closing Date of obligations owed by the Division related to those acquisitions (both long-term and current portions) by the Division as described on Schedule 1.3(a)(4); and

                 minus (5)  in  the  event  that  Qualified   Monthly  Recurring
                            Revenues  (as  defined  below)  for the month  ended
                            September 30, 1997 are less than the RMR Amount set forth on Schedule 1.3(a)(5) attached hereto, the amount equal to the RMR Multiple set forth on
                            Schedule 1.3(a)(5) attached hereto multiplied by the excess of the RMR Amount over the actual amount of Qualified Monthly Recurring Revenues for the month ended September 30, 1997.


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



             (f)  Purchase Price Adjustment.

                  (i) Within forty-five (45) days after the Closing, Seller shall submit to Purchaser for its review and approval a statement (the "Adjustment Statement") setting forth, in reasonable detail the components of the Purchase Price and providing detail (and reasonable supporting materials if applicable) on variations from the amounts provided for in the Preliminary Purchase Price.

                  (ii) If Purchaser does not notify Seller of a dispute regarding the Adjustment Statement in writing within forty-five (45) days after receipt of the Adjustment Statement (an "Objection Notice") (which shall set forth the basis for any such disagreement in reasonable detail) or if Purchaser notifies Seller of its acceptance of the Adjustment Statement, the Purchase Price, as set forth in the Adjustment Statement, shall be deemed final and binding on all parties and the Working Capital amount stated therein (which for this purpose shall include the amount of the RAC Receivables) shall be referred to as the "Final Working Capital Statement." If Purchaser and Seller do not agree on the Adjustment Statement, then Purchaser and Seller shall use their best efforts to negotiate the differences in order to reach a mutual agreement as to the Purchase Price.

                  (iii) If Purchaser and Seller are unable to resolve any such disagreements within 20 days after the Purchaser's delivery of the Objection Notice to Seller, Purchaser and Seller shall submit the dispute to an American Arbitration Association arbitrator (which arbitrator shall also be a Certified Public Accountant) jointly selected by Purchaser and the Seller (the "Accounting Arbitrator"), for resolution under the Commercial Arbitration Rules of the American Arbitration Association. If Purchaser and Seller are unable to agree upon the Accounting Arbitrator, the Accounting Arbitrator shall be an American Arbitration Association arbitrator (which arbitrator shall also be a Certified Public Accountant) selected by lot after Purchaser and Seller each exclude an equal number of potential arbitrators on a list provided by the American Arbitration Association. Purchaser and Seller shall use their respective best efforts to cause the Accounting Arbitrator to use its independent good faith judgment to resolve all disagreements over the Working Capital, the amount of Qualified Monthly Recurring Revenues and any other issue raised by the Adjustment Statement as soon as practicable, but in any event shall direct the Accounting Arbitrator to render a determination within 60 days of its retention. The Accounting Arbitrator shall consider only those items and amounts in the Adjustment Statement which are identified in the Objection Notice which Purchaser and Seller are unable to resolve. The determination of Purchase Price by the Accounting Arbitrator will be conclusive and binding upon Purchaser and Seller and their respective affiliates and the Working Capital amount stated in the Accounting Arbitrator's report shall be referred to as the "Final Working Capital Statement." The Parties agree that all arbitration proceedings shall take place in Atlanta, Georgia, and agree to divide the costs and expenses of the arbitration equally.

                  (iv) If the Purchase Price is greater than provided in the Estimated Purchase Price, Purchaser or Ameritech shall pay Seller the amount by which the

473314.7
                                       -6-

Purchase Price exceeds that provided in the Estimated Purchase Price, together with interest thereon as provided in Section 1.3(g).

                  (v) If the Purchase Price is less than provided in the Estimated Purchase Price, Seller shall pay Purchaser the amount by which the amount provided in the Estimated Purchase Price exceeds the Purchase Price, together with interest thereon as provided in Section 1.3(g).

             (g) Interest. Any payment required to be made pursuant to
Section 1.3(f)(iv) or 1.3(f)(v) hereof shall bear interest from the Closing Date to but not including the date of payment at the rate of interest in effect on the Closing Date announced publicly by SunTrust Bank in Atlanta, GA as its base lending rate.

             (h) Comcast Termination Costs. As an adjustment to the Purchase Price hereunder, Purchaser shall reimburse Seller, promptly after incurred by Seller, the lesser of $250,000 or one quarter of the amount of charges, if any, imposed under the terms of the Agreement dated May 29, 1996 between the Division and Comcast Cable Communication, Inc. ("Comcast Agreement") payable to Comcast Cable Communication, Inc. for early termination or as a result of the sale of the Purchased Assets by Seller.

        1.4. ASSUMPTION OF LIABILITIES; EXCLUDED LIABILITIES. (a) On the Closing Date, Seller shall assign and Purchaser and Ameritech shall assume and discharge, in accordance with their respective terms, the following obligations and liabilities with respect to the Division in accordance with their terms:

                  (i) the Acquisition Liabilities; and

                  (ii) all of Division's obligations, liabilities and commitments arising from and after the Closing Date in respect of (A) any contract or agreement pursuant to which Seller provides Services (the "Customer Agreements"); (B) all Small Contracts; and (C) Leases (as defined herein), Vehicle Leases, and all agreements, contracts, commitments and understandings of the Division, each of which requires either more than $50,000 in aggregate annual payments by the Division or has a remaining term of more than five years and each of which is listed on Schedule 1.4(a) attached hereto (the "Scheduled Agreements"). The term "Small Contract" means any contract, agreement, purchase order, contractual right and other arrangement (other than Customer Agreements), including all amendments thereto, which, as of the Closing, relates exclusively to the Services or the Purchased Assets, to which Seller is a party or otherwise has rights or obligations thereunder and in any case which (x) requires less than $50,000 in aggregate annual payments by the Division and has a remaining term of less than five years, (y) except for the agreements listed on Schedule 2.1(n), do not have as a party thereto any affiliate of Seller, or any affiliate of any employee, officer or director of Seller, and (z) do not restrict the ability of Seller to conduct business in any geographical area or in any line of business, do not limit the ability of Seller to solicit employees, customers or suppliers, do not impose upon Seller any obligation to guarantee or indemnify with respect to any obligations of others (other than the Seller). The Customer Agreements, the

473314.7
                                       -7-

Small Contracts and the Scheduled Agreements shall be hereinafter collectively referred to as the "Assumed Agreements"; and

                  (iii) all liabilities of the Seller in respect of the Division to the extent of the amount set forth on the Final Working Capital Statement (collectively, all obligations and liabilities under the Acquisition Liabilities, the Assumed Agreements and such liabilities set forth on the Final Working Capital Statement, excepting any Excluded Liabilities (as defined below), being the "Assumed Liabilities").

             (b) Notwithstanding the provisions of Section 1.4(a), neither Purchaser nor Ameritech shall assume or be obligated to pay, perform or otherwise assume or discharge any of the obligations or liabilities of the Seller or the Division (other than the Assumed Liabilities), and any liability of the Seller or the Division other than the Assumed Liabilities shall be the "Excluded Liabilities". Without in any way limiting the generality of the foregoing, the Excluded Liabilities shall include, by way of example, each of the following:

                  (i) any of Seller's liabilities or obligations under this Agreement;

                  (ii) any of Seller's liabilities or obligations for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys' and accountants' fees and brokerage fees);

                  (iii) any of Seller's liabilities or obligations with respect to any income Taxes or with respect to any other Taxes for any period;

                  (iv) any of Seller's liabilities or obligations (i) arising by reason of any violation or alleged violation prior to the Closing, of any federal, state, local or foreign law or any requirement of any governmental authority, or (ii) arising by reason of any breach or alleged breach prior to the Closing by Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree (regardless of when any such liability or obligation is asserted and regardless of whether any such liability arises under any Assumed Agreement);

                  (v) any of Seller's liabilities or obligations relating to any legal action or proceeding arising out of or in connection with Seller's conduct of its business (including its conduct of the business of the Division) or any other conduct of Seller or its officers, directors, employees, consultants, agents or advisors as of or prior to the Closing, whether or not disclosed on the schedules hereto;

                  (vi) any of Seller's liabilities or obligations under any Employee Benefit Plan (as defined in Section 2.1(j)) or for workers compensation claims, health care claims or similar claims attributable to events occurring prior to the Closing Date;

                  (vii) the greater of (x) three quarters of the amount of charges if any, imposed under the Comcast Agreement payable to Comcast Cable

473314.7
                                       -8-

Communication, Inc. for early termination or as a result of the sale of the Purchased Assets by Seller or (y) the amount of such charges in excess of $250,000; and

                  (viii) any other liability or obligation of Seller not expressly assumed by Purchaser under Section 1.4(a) (including any liabilities or obligations arising out of transactions entered into at or prior to the Closing, any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing, regardless of when asserted).

For purposes hereof, "Tax" means all taxes, charges, fines, penalties or other assessments, including without limitation, income, excise, property, gains, occupation, privilege, employment (including social security and unemployment), sales, use, value added, or franchise taxes imposed by any of local, state, federal or foreign tax authority payable by Seller or relating to or chargeable against Seller's assets, revenues or income in respect of the Division. Seller hereby acknowledges that it is retaining the Excluded Liabilities and Seller shall have the sole responsibility to pay, discharge and perform all such liabilities and obligations promptly when due.

        1.5. CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated hereby shall take place at a closing (the "Closing"), which shall occur within two "Business Days" (meaning a date on which banks are not required or authorized to be closed in Atlanta, Georgia) after satisfaction (or waiver by the appropriate party) of all conditions to Closing contained herein, at the offices of Arnall Golden & Gregory, LLP, 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia, 30309 or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing or as otherwise provided herein. The date on which the Closing takes place is referred to herein as the "Closing Date."

        1.6. CLOSING DATE DELIVERIES. (a) On the Closing Date, Seller shall deliver to Purchaser (i) assignment and assumption agreements for all Acquisition Liabilities, Assumed Agreements, in form and substance reasonably satisfactory to Purchaser's counsel, (ii) instruments of assignment and transfer (including a bill of sale) of all of the other Purchased Assets to be
transferred  hereunder,   in  form  and  substance  reasonably  satisfactory  to
Purchaser's and Seller's counsel, and (iii) all of the documents, instruments and opinions required to be delivered by Seller to Purchaser pursuant to Section
1.6 and Section 7.2.

             (b) On the Closing Date, Purchaser and Ameritech shall deliver to Seller (i) the Preliminary Purchase Price by wire transfer, in immediately available funds, to an account or accounts at a bank in Atlanta, GA designated at least one Business Day prior to the Closing Date by Seller in a written notice to Purchaser, and (ii) instruments of assumption for all Assumed Liabilities and all of the documents, instruments and opinions required to be delivered by Purchaser to Seller pursuant to Section 1.6 and Section 7.1.

        1.7. ALLOCATION OF PURCHASE PRICE. Within 75 days after the Closing Date, the Purchase Price shall be allocated for tax purposes among each item or class of Purchased Assets as mutually agreed to by Purchaser and Seller. Seller and Purchaser agree that they will prepare and file any notice or other filing required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and that any such notices or filings will be prepared based upon such

473314.7
                                       -9-
tax allocation for the Purchase Price. Purchaser and Seller agree to send to one another a completed copy of its Form 8594 ("Asset Acquisition Statement under Section 1060") with respect to this transaction prior to filing such form with the Internal Revenue Service.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

        2.1. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

             (a) Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller has the corporate power and authority to own, operate or lease the Purchased Assets owned, operated or leased by it, and to carry on the business of the Division as now being conducted by it. Seller has all necessary corporate power and authority to enter into this Agreement and all agreements, instruments and documents being or to be executed and delivered by it hereunder or in connection herewith and to consummate the transactions contemplated hereby and thereby.

             (b) No Conflict; Authorization; Required Regulatory Consents.

                  (i) Assuming all consents, approvals, authorizations and other actions listed in Schedule 2.1(b) have been obtained and all filings and notifications listed in such Schedule have been made, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by Seller and of the agreements, instruments and documents being or to be executed and delivered by Seller hereunder or in connection herewith do not and will not A) conflict with or violate any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller, or any of the Purchased Assets B) conflict with or violate any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Division or by which any of the Purchased Assets is bound or affected, or C) violate or conflict with the certificate of incorporation or bylaws of Seller or
D) except as described in Schedule 2.1(b), as may be required under the Small Contracts, result in any breach of, or constitute a default under, or result in the creation of any lien or other encumbrance on any of the Purchased Assets to which Seller is a party or by which any of the Purchased Assets is bound or affected.

                  (ii) The execution, delivery and performance of this Agreement and the execution, delivery and performance of the agreements, instruments and documents being or to be executed and delivered by Seller in connection herewith have been duly authorized and approved on behalf of Seller. This Agreement is, and each such other agreement, instrument and document will be, when so executed and delivered by Seller, the legal, valid and binding agreement of Seller, as the case may be, enforceable in accordance with its respective terms, except that A) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and B) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.


473314.7
                                      -10-

                  (iii) The execution and delivery of this Agreement by Seller and of the other agreements, instruments and documents being or to be executed and delivered by Seller hereunder or in connection therewith by Seller, do not, and the performance of this Agreement by Seller and of such other agreements, instruments and documents by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except A) for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, and B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on the Purchased Assets and the Services rendered in connection therewith. ("Material Adverse Effect" means with respect to any person or to the Purchased Assets and the Services rendered in connection therewith, any change or effect that is materially adverse to the business, results of operations, financial condition or prospects of such person or of the business conducted with the Purchased Assets, as the case may be).

             (c) Title to Properties. All assets and properties of the Division will, as of the Closing Date, be owned by the Seller free and clear of all liens, security interests, claims and other charges and encumbrances, except:
(A) as disclosed in Schedule 2.1(c); (B) liens for taxes, assessments and charges and other claims, the validity of which Seller is contesting in good faith (a description of which is included in Schedule 2.1(c)); or (C) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which do not materially interfere with the use of the Purchased Assets.

             (d) Real Property and Leases. The Division does not own any real property. The leases described on Schedule 2.1(d) (collectively, the "Leases") cover all of the real estate leased, used or occupied by the Division in connection with the provision of Services, except for the Division headquarters located at 2170 Piedmont Road, Atlanta, Georgia, which is owned by Seller. Except as set forth in Schedule 2.1(d), the Leases described on Schedule 2.1(d) are in full force and effect and the Division holds a valid and existing leasehold interest under each of such Leases. The Division is not in default and no circumstances exist which would result in such default, under any of such Leases. To the knowledge of Seller, no lessor under any such Lease is in default in any material respect under any of such Leases in its duties to the lessee. Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any of the leaseholds or subleaseholds described in
Schedule 2.1(d).

             (e) Financial Statements. Schedule 2.1(e) sets forth true and complete copies of (a) the unaudited statements of Net Assets of the Division as of December 31, 1996 (the "December 31, 1996 Statements of Net Assets") of the type and class to be purchased hereunder and the related unaudited statements of income for the year then ended (the "December 31, 1996 Statement of Income") (collectively the "Financial Statements"), and (b) an unaudited Statement of Net Assets of the Division as at July 31, 1997 (the "Interim Statement of Net Assets") of the type and class to be purchased hereunder and the related unaudited statement of income for the seven (7) months then ended (the "Interim Statement of Income") (collectively, the "Interim Financial Statements"). The amounts set forth on the Financial Statements are the same amounts used in the preparation of the audited financial statements of Seller, prepared by its independent certified public accountants. The line items and amounts included in the December 31, 1996 Statement of Net Assets and the Interim Statement of Net Assets were prepared in accordance with GAAP. The line items and amounts included in the December 31, 1996 Statement of Income beginning with the line item "Sales Revenues" through and including the line item

473314.7
                                      -11-

"Branch Operating Profit" were prepared in accordance with GAAP. The line items and amounts included in the Interim Statement of Income beginning with the line item "Residential Sales Revenue" through and including the line item "Branch Operating Profit", except for "Corporate Charges" and "Recovery", in respect of which no representation is made, were prepared in accordance with GAAP. The Financial Statements and the Interim Financial Statements were prepared on a basis consistent with that of preceding periods.

             (f) Taxes. To the knowledge of Seller, Seller has not failed to (i) file, or caused to be filed, in respect of the Division, any required foreign, federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns which are required to be filed and or (ii) pay any taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable. To the knowledge of Seller, neither Seller nor any affiliate thereof has failed to (i) collect or withhold any monies required to be withheld by Seller or any affiliate thereof from employees of the Division for income taxes, social security and other payroll taxes, or (ii) either pay to the respective governmental agencies, set aside in accounts for such purpose, or accrue, reserve against and enter upon the books of Seller.

             (g) Accounts Receivable. All Accounts Receivable (including the RAC Receivables) outstanding as of the Closing to be included on the Final Working Capital Statement shall be bona fide, shall have arisen in the ordinary course of business and (except for the RAC Receivables, which are retail installment contracts and will be collectible in accordance with their terms) shall be collectible within 120 days after the Closing in accordance with their recorded amounts, net of the reserve to be set forth on the Final Working Capital Statement.

             (h) Litigation; Judgments. Except as set forth on Schedule 2.1(h), there is no action, proceeding or investigation pending or threatened against or involving the Division or Seller relating to the Purchased Assets or the operation of the Division, nor is there any action or proceeding pending or threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or which might adversely affect the Division or the Purchased Assets, or Seller's ability to consummate the transactions contemplated by this Agreement that would have a Material Adverse Effect on the Purchased Assets and the Services rendered in connection therewith. Except as set forth on Schedule 2.1(h), Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Purchased Assets or the operation of the Division that would have a Material Adverse Effect on the Purchased Assets and the Services rendered in connection therewith.

             (i) Insurance. Seller maintains property, fire, casualty, worker's compensation, general liability insurance and other forms of insurance relating to its assets and the operation of the Division against risks of the kind customarily insured against and in amounts customarily insured (and, where appropriate, in amounts not less than the replacement cost of the Purchased Assets). Seller shall maintain such insurance policies in full force and effect through the Closing Date. Schedule 2.1(i) lists all of the insurance policies for the Division maintained by Seller.


473314.7
                                      -12-

             (j) Employee Benefit Plans and ERISA.

                  (i) Schedule 2.1(j) sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect or which has been approved before the date hereof but is not yet effective, for the benefit of (i) directors or employees of Seller working in the Division or any other persons performing services for Seller in the Division, (ii) former directors or employees of Seller previously working in the Division or any other persons formerly performing services for Seller in the Division, and/or (iii)
beneficiaries of anyone described in (i) or (ii) (collectively, "Division Employees") or with respect to which Seller or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than Seller, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Internal Revenue Code of 1986, as amended ("Code") as employees of a single employer which includes Seller) has or has had any obligation on behalf of any Division Employee. Except as disclosed on Schedule 2.1(j) attached hereto, there are no other benefits to which any Division Employee is entitled. No Plan is a "multiemployer plan" (as defined by Section 3(37) of ERISA). With respect to Division Employees and former Division Employees, their spouses and dependents, the Seller has no obligation to provide, or liability for, health care, life insurance, severance or other benefits after termination of employment except (a) continuation of coverage as required by Section 601 of ERISA and Section 4980B of the Code and
(b) continuation rights and conversion rights under applicable state laws.

                  (ii) Each Employee Benefit Plan is in material compliance with the provisions of ERISA and the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to it, except where such noncompliance has and will have, individually or in the aggregate, no Material Adverse Effect on the Purchased Assets or the Services rendered in connection therewith. Except for the Rollins, Inc. Retirement Income Plan, Seller has not maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code during its last six (6) fiscal years, and each plan maintained by Seller or an ERISA Affiliate which is subject to Title IV of ERISA or Section 412 of the Code is fully accrued and funded in compliance with ERISA and the Code as of the Closing Date, and if any such plan or plans were terminated as of the Closing Date, the termination would satisfy the minimum funding requirements of ERISA and the Code. All Employee Benefit Plans which are "pension plans" as defined in Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect and each such plan has been administered in material compliance with its terms and conditions and applicable law.

                  (iii) Purchaser shall not, as a result of the transactions contemplated by this Agreement (or any employment by Purchaser of Division Employees): (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost

473314.7
                                      -13-
assessment or other similar type of liability or expense of Seller or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan for an ERISA Affiliate, an "ERISA Affiliate Employee Benefit Plan"), including, without limitation withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA, or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.

             (k) Condition and Sufficiency of Assets. The Purchased Assets are in good condition and repair, except for ordinary wear and tear, are fit for use in the provision of Services and conform to the requirements of applicable law and the standards of Underwriters Laboratories, where applicable, in all material respects. The Purchased Assets, together with the Excluded Assets, include all assets necessary for the continued provision of the Services in the manner provided by Seller. No person or entity has any agreement, option, understanding, commitment or right to purchase from Seller or any lien against the Purchased Assets or any rights or interests therein, except sales of assets in ordinary course of business consistent with past practices. Seller has only one lockbox arrangement to which customer payments under Customer Agreements are remitted (that being the one with Mellon Bank referred to in Section 1.1(n)).

             (l) Inventory. The inventory included in the Purchased Assets is merchantable and fit for the purpose for which it was procured or manufactured, except for obsolete or slow moving items, all of which will have been written off or written down to net realizable value in the calculation of the Working Capital as of the Closing Date. The inventory of the Division as of July 31, 1997 is listed on Schedule 2.1(l).

             (m) Customer Agreements. Attached hereto as Schedule 2.1(m) are copies of the current forms of the Customer Agreements used by the Division. With respect to each Customer Agreement: (A) the Customer Agreement is legal, valid, binding, enforceable and in full force and effect except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity; (B) the Customer Agreement will, assuming that any required consent to its assignment by a third party monitoring company, if any, has been obtained, continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Closing except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity; (C) to the Division's knowledge, except as set forth on Schedule 2.1(m), neither Seller nor the customer is in breach or default, and except as set forth on Schedule 2.1(m) hereto, Seller has not received written notice of any alleged default; (D) the Customer Agreement has not been amended or modified to alter the provisions contained therein which are intended to limit the liability of Seller to the customer, to increase Seller's obligation to indemnify such customer or to prohibit the assignment of such Customer Agreement by Seller. No more than 5% of Seller's Qualified Monthly Recurring Revenue as of September 30, 1997, is derived from Customer Agreements that are subject to third party monitoring arrangements whereby monitoring is performed by someone other than Seller.


473314.7
                                      -14-

             (n) Affiliate Transactions. Schedule 2.1(n) contains a true, correct and complete schedule of all monitoring agreements between the Division, on the one hand, and Rollins Inc. or Orkin Exterminating Co., Inc. and their respective subsidiaries on the other, all of which agreements shall remain in effect in accordance with their terms following the Closing. Such monitoring agreements are on the standard form of the Division used at the time such monitoring agreements are executed, but at a less than standard monitoring fee and either allow for periodic increases in monitoring charges or will be amended by Seller and Purchaser to so provide, it being agreed, however, that if Seller enters into a new master monitoring agreement with Purchaser for the provision of Services to Rollins, Inc. and Orkin Exterminating Co., Inc. and their respective subsidiaries for a term of at least five (5) years, Purchaser shall provide such Services at the most favorable rates to customers offered by Purchaser to national account customers.

             (o) Intentionally deleted.

             (p) Employees. Attached hereto as Schedule 2.1(p) is a true, correct and complete list as of the most recent payroll date of the Division of all of the employees of the Division, listing name, location and current wage. The Division is not a party to or bound by any collective bargaining agreement, and the Division has not experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices relating to employees. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees.

             (q) Compliance with Laws; Certain Operations. Except as set forth on Schedule 2.1(q), to the knowledge of Seller (1) the Division is in compliance with and has not violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof which affects the Purchased Assets, and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Division or Seller or filed, commenced, or threatened in writing against the Division or Seller alleging any such violation; (2) the Division is in compliance with all terms and conditions of all required permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local government agencies required for the conduct of the Purchased Assets, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any foreign, federal, state or local law, or any regulation, code, plan, order, decree or judgment, or any notice or demand letter issued, entered, promulgated or approved thereunder applicable to the operation of the Purchased Assets.

             (r) Hazardous Substance. For purposes of this paragraph, "hazardous substance" means any matter giving rise to liability under the Resources Conservation Recovery Act, 42 U.S.C. Section 6901 et. seq., the Comprehensive Environment Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et. seq., the Clean Water Act, 33 U.S.C. Sections 1251 et. seq. or generally any contaminant, asbestos, oil, gasoline, radioactive or other material, the removal of which is required or the maintenance of which is regulated or prohibited or penalized by any local, state or federal agency, authority or governmental unit. To Seller's knowledge, in respect of the Division, there are no violations of federal, state or local environmental laws relating to the operations of the Division or the Purchased Assets, except for such violations that are not reasonably likely to have a Material Adverse Effect on the Purchased Assets and the Services rendered in connection therewith. To the Seller's knowledge,

473314.7
                                      -15-
no real property or improvement located on, at or under the property leased by Seller or the Division under the Leases contains any asbestos or underground storage tank that Seller is required by law to remove or remediate. Seller has not received any written notice of any pending or threatened claim or litigation in which any person or entity alleges the unlawful presence, release, threat of release, on, at or under the property leased by Seller or the Division under the Leases, or from the Purchased Assets, of any hazardous substance, or in which any person alleges a violation of any law governing or imposing any liability relating to the environment, except for such claims which, if adversely determined against Seller, are not reasonably likely to have a Material Adverse Effect on the Purchased Assets and the Services rendered in connection therewith.

             (s) Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Goldman, Sachs & Co.



                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                           OF PURCHASER AND AMERITECH

        3.1. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND AMERITECH. Purchaser and Ameritech, jointly and severally, represent and warrant to Seller as follows:

             (a) Organization and Authority of Purchaser and Ameritech. Each of Ameritech and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and all agreements, instruments and documents being or to be executed and delivered by it hereunder or in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Ameritech of this Agreement and the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith have been duly authorized and approved on behalf of Purchaser and Ameritech. This Agreement is, and each such other agreement, instrument and document will be, when so executed and delivered by Purchaser and Ameritech, the legal, valid and binding agreement of Purchaser or Ameritech, as appropriate, enforceable in accordance with its respective terms, except that A) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and B) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

             (b) No Conflict; Required Regulatory Consents.

                  (i) The execution, delivery and performance of this Agreement and of the agreements, instruments and documents being or to be executed and delivered by Purchaser or Ameritech hereunder or in connection herewith by Purchaser or Ameritech do not and will not (A) conflict with or violate any material law, rule, regulation, order, writ, judgment,

473314.7
                                      -16-
injunction, decree, determination or award applicable to Purchaser or Ameritech or by which any of its properties are bound or affected, (B) violate or conflict with the Certificate of Incorporation or bylaws of Purchaser or Ameritech or (C) to the knowledge of Purchaser and Ameritech, result in any breach of, or constitute a default (or event which with notice or lapse of time, or both, would become a material default) under, or result in the creation of any material lien or other encumbrance on any of the properties or assets of Purchaser or Ameritech pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Purchaser or Ameritech is a party or by which any of its properties is bound or affected, which would have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Ameritech.

                  (ii) The execution and delivery of this Agreement and of the agreements, instruments and documents being or to be executed and delivered by Purchaser or Ameritech hereunder or in connection herewith by Purchaser or Ameritech do not, and the performance of this Agreement and such other agreements, instruments and documents by Purchaser and Ameritech, as appropriate, shall not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except A) applicable requirements under the HSR Act and B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications prior to Closing, would not prevent Purchaser or Ameritech from performing its obligations under this Agreement and would not have a Material Adverse Effect on Purchaser or Ameritech.

             (c) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Ameritech.

                                   ARTICLE IV.
                              ADDITIONAL AGREEMENTS

        4.1. CONDUCT OF DIVISION PRIOR TO THE CLOSING. Seller covenants and agrees that it shall use reasonable efforts to preserve substantially intact the operations conducted with the Purchased Assets and to preserve substantially intact current relationships of the Division with its customers, suppliers and other persons with which it has significant business relationships. Except as consented to in writing by Purchaser or by Mary E. Tudela, President of Purchaser or Jerry DeNicholas, Senior Vice President, Operations of Purchaser, Seller shall not between the date of this Agreement and the Closing Date, do, or knowingly consent to or permit the doing of, any of the following in respect of the Division:

             (a) conduct the business of the Division other than in the ordinary course and consistent with prior practice;

             (b) increase the compensation payable or to become payable to any of the employees of the Division, except for increases in salary or wages in accordance with past practices as described in the policies and procedures manual of the Division or as may be required by law, or grant any severance or termination pay to (except as may be required by existing arrangements or applicable law), or enter into any employment or severance agreement with, any of the employees of the Division or establish, adopt or enter into any collective bargaining agreement with respect to any of such employees;


473314.7
                                      -17-

             (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect or accounting policies or procedures (including, without limitation, procedures with respect to the payments of accounts payable and collection of accounts receivable) applicable to the Division;

             (d) make any tax election, or settle or compromise any material federal, state, local or foreign income tax liability in connection with the Division;

             (e) fail to continuously maintain the tax-qualified status of the Seller's Retirement Plans and the tax exempt status of the respective trust or trusts thereunder until distribution of the total account balances of each Division Employee (as defined in Section 2.1(j) of the Agreement) has been completed;

             (f) permit any rights or franchises relating or pertaining to the Division to lapse or expire;

             (g) fail to (A) maintain the assets used by the Division in customary repair, order and condition, (B) maintain insurance for such assets, as well as for the Division, reasonably comparable to that in effect on the date of this Agreement, (C) replace in accordance with past practice any of such assets which are inoperable, worn out or obsolete or (D) in the event of a casualty, loss or damage to any such assets prior to the Closing Date for which Seller is insured, either repair or replace such damaged assets or, at the option of Seller, transfer the proceeds of such insurance to Purchaser;

             (h) fail to maintain in full force and effect the existence of all material patents, trademarks, service marks, trade names, trade secrets, licenses and other proprietary rights relating to the Division;

             (i)  fail  to  comply  with  all  material   legal  and  regulatory
requirements and contractual obligations applicable to the Division;

             (j) purchase, sell, assign, transfer or subject to a security interest any Purchased Assets other than in the course of doing business; or

             (k) enter into a binding commitment to do any of the foregoing.

        4.2. SALES AND TRANSFER TAXES. Any sales taxes, documentary stamps or transfer taxes payable by reason of transfer and conveyance of the Purchased Assets hereunder shall be borne by the Purchaser.

         4.3. INVESTIGATION. Purchaser acknowledges that it has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Purchased Assets and the Division, and has been furnished with or given adequate access to such information about the Purchased Assets and the Division as it has requested. Notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of Purchaser, Seller shall indemnify and save and hold harmless the Purchaser pursuant to the provisions of Article VI.


473314.7
                                      -18-

         4.4. ACCESS TO INFORMATION.

             (a) From the date hereof to and including the Closing Date, upon reasonable notice, Seller shall, and shall use its best efforts to cause its respective officers, directors, employees, auditors, attorneys and agents to,
(i) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Division, and (ii) furnish to the directors, officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Division as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or the Division.

             (b) After the Closing Date, upon reasonable notice, Purchaser shall
(i) afford the officers, employees and authorized agents and representatives of Seller reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser and any successors with respect to the Division, and (ii) furnish to the officers, employees and authorized agents and representatives of Seller such additional financial and other information regarding the Division and any successors as Seller may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business operations of Purchaser.

             (c) The parties hereto acknowledge that Ameritech Corporation and Goldman, Sachs & Co. (on behalf of the Seller) previously entered into a Confidentiality and Nondisclosure Letter dated July 16, 1997, which shall be deemed terminated as of the date hereof. In lieu thereof, the parties hereto hereby agree as follows:

                  (i) Information Concerning the Parties. Except as otherwise contemplated herein, (i) Purchaser and its affiliates shall keep confidential all information regarding Seller and the Division which is or has been furnished to Purchaser or its directors, officers, employees, representatives, advisors or affiliates by or on behalf of Seller, and (ii) Seller and its affiliates shall keep confidential all information regarding Purchaser's or Ameritech's business which is or has been furnished to Seller or its directors, officers, employees, representatives, advisors or affiliates by or on behalf of Purchaser or Ameritech. In the event the transactions contemplated by this Agreement are not consummated, the parties shall return (or certify the destruction of) all materials in their possession containing confidential information belonging to another party and shall not use any such information for any purpose whatsoever. The foregoing not withstanding, none of the provisions in this Section 4.4(c) shall apply to any information which (w) is already publicly available; (x) is already in a party's possession (provided that such information is not subject to another confidentiality agreement with or other legal or fiduciary obligation of secrecy to the party to which the information relates (such agreements and obligations being referred to as "Confidentiality Obligations")); (y) becomes generally available to the public other than as a result of any breach of this
Section 4.4(c) or a Confidentiality Obligation; or (z) becomes available to a party on a non- confidential basis from a source other than the party to which the information relates (provided that such source is not bound by a confidentiality agreement

473314.7
                                      -19-
with or other legal or fiduciary obligation of secrecy to the party to which the information relates).

                  (ii) Information Concerning This Agreement. Each party shall not disclose and shall hold confidential the terms and conditions hereof, including, without limitation, the consideration to be paid hereunder, except to the extent that such information is required to be disclosed by law and except for press releases and announcements pursuant to Section 9.3.

                  (iii) Notice of Compulsory Disclosure. Except for any filing required by federal or state securities laws or regulations, in the event any party hereto is required to disclose any confidential information pursuant to applicable law, such party shall promptly notify each other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with each other party to preserve the confidentiality of such information consistent with applicable law.

             (d) In the event of the termination of this Agreement, without consummation of the Closing, Purchaser shall, and shall cause its affiliates and their respective officers, directors, employees and agents to, (i) return promptly every document furnished to them by Seller or any of its officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and shall cause others to whom such documents may have been furnished promptly to return to Seller or to destroy such documents and any copies thereof any of them may have made and (ii) destroy promptly all documents created by them and from any data, information or document furnished by Seller or any of the respective subsidiaries, officers, directors, employees and agents of the Seller in connection with the transactions contemplated hereby and any copies thereof, and shall cause others to whom such documents may have been furnished promptly to destroy the same and any copies thereof.

         4.5. BOOKS AND RECORDS.

             (a) Purchaser agrees that it shall preserve and keep all books and records purchased by Purchaser relating to the Division, for periods prior to the Closing Date, for a period of five years from the Closing Date. After such five-year period, before Purchaser shall dispose of any such books and records, at least 60 calendar days' prior written notice to such effect shall be given by Purchaser to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books or records so to be disposed as it may select. During such five-year period, duly authorized representatives of Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

             (b) Seller agrees that it shall preserve and keep any books and records not transferred to Purchaser hereunder relating to the Division for a period of five years from the Closing Date. After such five-year period, before Seller shall dispose of any of such books and records, at least 60 calendar days' prior written notice to such effect shall be given by Seller to Purchaser, and Purchaser shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books or records so to be disposed as it may select. During such five-year period, duly authorized representatives of Purchaser shall, upon reasonable notice, have

473314.7
                                      -20-
access thereto during normal business hours to examine, inspect and copy such books and records.

             (c) If in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto be furnished with the information described in Section 4.5(a) or any additional information relating to the Division or any successors and such information is in the possession of the other party hereto to furnish such information to such other party, at the cost and expense of the entity being furnished such information.

         4.6. REGULATORY AUTHORIZATION. Seller and Purchaser have filed with the United States Federal Trade Commission ("FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby in connection therewith pursuant to the HSR Act and agree to file as promptly as practicable any supplemental information requested. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Purchaser and Seller shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall promptly comply with any such inquiry or request. Each party will use best efforts to obtain as promptly as possible any clearance required under the HSR Act for the purchase and sale of the Purchased Assets; provided, however, that such efforts shall not include any requirement the parties hereto expend money (other than in connection with the fees and expenses required to file under the HSR Act), commence any litigation, defend or prosecute any governmental proceeding or grant any accommodation (financial or otherwise) to any third party, but shall include a requirement that the parties respond in good faith to any request for information or inquiries by the FTC or the DOJ for information until the earlier of (i) the expiration or termination of the waiting period under the HSR Act or (ii) the delivery by the FTC or the DOJ of a "second request" for information with respect to transactions contemplated hereby.

        4.7. LITIGATION. Each party shall promptly, after receipt of notice thereof, notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

        4.8. COVENANT NOT TO COMPETE OR SOLICIT BUSINESS. Upon the consummation of the transactions contemplated hereby, Seller agrees with Purchaser that, for a period ending on the fifth anniversary of the Closing Date, except with respect to trade secrets described in Subsection 4.8(b) for which the period will be a period ending on the eighth anniversary of the Closing Date, Seller will not:

             (a) engage, anywhere in the United States, its territories, Canada, Mexico and Europe, in any activities involving the provision of electronic security services, whether as an employer, partner, owner of more than 2% of the stock of a corporation or otherwise, which activities are in competition with the Division as it exists on the Closing Date;

             (b) divulge or make use of any trade secrets of the Division;

473314.7
                                      -21-

             (c) (1) induce or attempt to induce any customer to cease doing business or to decrease its business with Purchaser, (2) induce or attempt to induce any employee to leave their employ with Purchaser or in any way interfere with the relationship between Purchaser or its affiliates and any of their employees, or (3) induce or attempt to induce any supplier, agent, licensee, licensor, franchisee, or other business relation of Purchaser or its affiliates to cease doing business with them or in any way interfere with the relationship between Purchaser or its affiliates and any customer or business relation.

Purchaser agrees that it will not assert a claim for injunctive relief (as opposed to money damages) under this Section 4.8 unless the Division has not, within 10 days after Seller has received written notice from Purchaser of such breach of covenant, remedied the events or circumstances constituting such breach to the reasonable satisfaction of Purchaser, if such event or circumstance is capable of being cured. Without limiting the right of Purchaser to pursue all other legal and equitable rights available to them for violation of Section 4.8 it is agreed that other remedies cannot fully compensate Purchaser for such a violation and that Purchaser shall be entitled to injunctive relief to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 4.8, any term, restriction, covenant or promise in this Section 4.8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

         4.9. FURTHER ACTION.

             (a) Except as more specifically provided in Sections 4.9(b) and 4.9(c) below or in the Transition Services Agreement, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transaction contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

             (b) Each party hereto will use reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

             (c) After the Closing, Seller shall cooperate with Purchaser in its efforts, to obtain all non-governmental approvals, consents or waivers to assign to Purchaser all Assumed Agreements as required by the terms thereof and any claim, right or benefit arising thereunder or resulting therefrom (collectively, the "Interests") as soon as practicable, and the receipt of any such consents (other than in respect of the lease for the Atlanta central monitoring station as provided in Section 7.2(i) hereof) shall not be a condition precedent to the Closing. To the extent any of the approvals, consents or waivers have not been obtained by Seller as of the

473314.7
                                      -22-

Closing Date, then the related Interests shall be deemed not to be assigned to Purchaser at the Closing, and, Seller shall continue to use its reasonable efforts, and Purchaser shall cooperate with Seller in such efforts to obtain such approvals, consents or waivers. Purchaser shall reimburse Seller for its out-of-pocket expenses and indemnify and hold harmless Seller for any liabilities or obligations incurred by it related to the non-assigned Interests, cooperate with Seller in any reasonable and lawful arrangements under which Purchaser would obtain the benefits of, and assume the post-Closing obligations under, such Interests. Seller shall enforce for the account of Purchaser any rights of Seller arising from such Interests against the other party or parties thereto (including the right to elect to terminate any such Interests in accordance with the terms thereof upon the written advice of Purchaser). Seller will promptly pay (or cause to be paid) to Purchaser when received all amounts received by Seller under any Interest. If, within three (3) months after the Closing Date, the necessary consents, approvals or waivers have not been obtained regarding the Interests, Purchaser and Seller will cooperate in any commercially reasonable arrangement to obviate the need for such consent, approval or waiver all at Purchaser's expense. Notwithstanding the foregoing, in respect of the lease for the central monitoring station in Atlanta, Georgia, such lease shall be assigned to Purchaser and amended so that Purchaser shall have the right to lease such premises therein through March 31, 1998, and thereafter on a month-to-month basis; in respect of the lease for the Division's headquarters premises, the Purchaser's right to use such premises shall be as set forth in the Transition Services Agreement provided for in Section 4.12 hereof; and the leases for those offices which adjoin premises of Orkin Exterminating Company, Inc. and do not have separate entrances, if any, will not be assigned, but Purchaser shall have the right to lease such premises therein currently occupied by the Division on a month to month basis through March 31, 1998. Notwithstanding any provision hereof to the contrary, Purchaser shall not assume or otherwise become subject to any obligations under the Comcast Agreement or the Security Solutions Test Agreement dated July 24, 1997 between GTE Security Solutions and Rollins Protective Services as amended, and immediately following the Closing Seller shall provide notice of the transaction provided for hereunder and will not take any action to extend the term thereof. Purchaser shall have the right to negotiate with Comcast Cable Communication, Inc. to seek to reduce or eliminate any termination charges assessed against Seller thereunder.

         4.10. USE OF NAMES. During the Time Period (as defined in the Transition Services Agreement provided for in Section 4.12 hereof), Purchaser shall have the exclusive right to use the name "Rollins Protective Services" and any related trademarks, trade names, logos and service marks to the same that incorporate such names or any variation or abbreviation thereof (the "Rollins Name"); provided however that Purchaser shall not acquire the right in any manner to use the name "Rollins" alone (or in conjunction with any other word or words other than "Protective Services"), but is acquiring hereunder only the right to use "Rollins" in conjunction with the words "Protective Services", subject to (i) the words "Protective Services" being given substantially equivalent prominence as the name "Rollins" and (ii) the use of the symbol (R) in connection with all uses of the name "Rollins". In addition to the foregoing, Purchaser shall have the right to use the Rollins Name on trucks and vehicles purchased hereunder until the 180th day after the Closing Date; Purchaser shall have the right to continue to use, sell and place into service equipment and inventory purchased hereunder that is branded with the Rollins Name or otherwise uses or displays the Rollins Name; Purchaser shall have no obligation to remove or limit the use by customers of the Rollins Name on yard signs, decals and the like (provided, however, Purchaser shall use its best efforts to cause its service representative to change the yard signs and decals at its customers to that of Purchaser at their first service call after Closing); Purchaser shall have the right to continue to use and benefit from advertising (including in the

473314.7
                                      -23-
yellow pages) which uses the Rollins Name and was placed or arranged for by Seller; and Purchaser shall have no obligation to cause customers who as of the Closing Date or during the Time Period are parties to Customer Agreements to re-sign agreements with Purchaser which do not use the Rollins Name. Seller agrees with Purchaser that, for a period ending on the fifth (5th) anniversary of the Closing Date, Seller will not use, nor grant others the use of, the name "Rollins Protective Services" or any derivative thereof in connection with the provision of Services.

         4.11. BULK SALES LAW. Purchaser hereby waives compliance by Seller with any applicable bulk sales law, and Seller agrees to indemnify and hold harmless Purchaser (and any affiliates thereof) from and against any claims or liabilities not assumed by Purchaser pursuant to this Agreement asserted against Purchaser (or any affiliate thereof) by any creditor of Seller or the Division by reason of such noncompliance.

         4.12. TRANSITION PERIOD AFTER THE CLOSING. In order to effect the orderly transfer of the operations of the Division from Seller to Purchaser after the Closing, the parties hereto agree that Seller will, on the Closing Date, enter into an agreement whereby Seller will assist Purchaser, in those administrative activities as described in such agreement, the form of which is attached hereto as Exhibit 4.12 (the "Transition Services Agreement").

         4.13. EXCLUSIVITY. Seller, its affiliates or agents shall not at any time prior to the Closing Date (or earlier if this Agreement is terminated pursuant to Article VIII hereof): (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to any acquisition or purchase of assets, or similar transaction or business combination involving the Division or the Purchased Assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing. Seller will notify Purchaser immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         4.14. UPDATED SCHEDULES.  The Seller will deliver at Closing an updated
Schedule 1.3(a)(4) - Acquisition Liabilities (but solely to reflect additional accrued interest associated therewith and payments made by Seller) and an updated Schedule 2.1(l) - Inventory, and any other Schedules relevant to determining the Purchase Price, which will contain updated information so that the respective representations and warranties contained in Section 1.3(a) and
Section 2.1(l) shall be true and correct in accordance with the terms of such respective Sections at and as of the Closing. Purchaser shall have the right to deliver at Closing an updated Schedule 5.1 - Employees of Division Who Will Not be Hired by Purchaser, but only so as to include additional employees, but in no event shall such Schedule include on such list that number of employees that would cause a violation, penalty or damages under the WARN Act (as defined herein) or any state plant closing laws.

         4.15. COVENANT NOT TO SOLICIT SELLER'S OTHER EMPLOYEES. Upon the consummation of the transactions contemplated hereby, Purchaser and Ameritech agree with Seller that, for a period ending on the second anniversary of the Closing Date, except with Seller's written consent, Purchaser shall not induce or attempt to induce any person employed by (a) Seller or its affiliates in any capacity other than with the Division or (b) Orkin Exterminating Company, Inc. ("Orkin") to leave their employment with Seller or Orkin, as appropriate, or in any way interfere with the relationship between the Seller, Orkin or their respective affiliates and any of

473314.7
                                      -24-
their employees. The foregoing, however, shall not in any way limit the ability of Purchaser to hire, or induce any person to become an employee of Purchaser if such person has been terminated by Seller, Orkin or their respective affiliates or has contacted Purchaser to inquire about employment opportunities with Purchaser in response to general advertisements published on behalf of Purchaser regarding employment opportunities being offered by Purchaser or in response to other general solicitations by Purchaser not targeted specifically to employees of Seller, Orkin or their respective affiliates so long as such solicitations do not involve direct solicitations by employees of Purchaser who were formerly employed by Seller.

         4.16. LEASE FOR 2170 PIEDMONT ROAD PROPERTY. At Closing, Purchaser and Seller will enter into a lease for the headquarter premises currently used by the Division on a form substantially similar to that of the lease for the central monitoring station, providing for a monthly rent of $25,000 and providing for a term expiring on March 31, 1998 or thereafter upon 30 days notice from Purchaser to Seller (the "2170 Lease").

         4.17. CHANGE IN MONITORING RATE. Following Closing, the monitoring rates under the agreements referenced in Section 2.1(n) may be increased up to $18 per month under new monitoring agreements with a term of up to five years. Monitoring rates for executives and family members of executives of Seller may be increased up to $15 per month.

                                   ARTICLE V.
                                EMPLOYEE MATTERS

         5.1. EMPLOYEES.

             (a) Except for those persons identified on Schedule 5.1 attached hereto (as the same may be modified pursuant to Section 4.14 hereof) and subject to the provisions of Section 5.2 below, Purchaser agrees to offer employment to each employee of the Division employed by Seller as of the Closing Date with substantially the same position, with substantially the same duties as currently required of such employee by the Division, at substantially the same pay rate to which a person employed by Purchaser in substantially the same position would be entitled as of the Closing; provided that the terms of this Section 5.1 shall not entitle any employee to remain in the employment of Purchaser or affect the right of Purchaser to terminate any employee at any time, or to establish, modify or terminate any employee benefit plan as defined in Section 3(3) of ERISA or any benefit under any such plan at any time. Purchaser and Seller shall mutually agree on the written announcements provided to employees hired pursuant to this Section 5.1. Purchaser shall have no liability whatsoever with respect to any employee or former employee of the Division or of Seller except as expressly provided in this Asset Purchase Agreement. Purchaser agrees that it will not fire, layoff or involuntarily terminate, nor take any other action or omit to take any action, that would cause a violation, penalty or damages under the Worker Adjustment and Retraining Act (the "WARN Act") or any state plant closing laws within 90 days after the Closing Date. Purchaser shall indemnify and hold Seller harmless in accordance with Article VI hereof from and against any liability, loss, damage or expense (including reasonable attorneys' fees) that Seller may incur as a result of Purchaser's failure to hire a sufficient number of employees of Seller or to take any other action in violation of the WARN Act or any applicable state plant closing laws.


473314.7
                                      -25-

             (b)  In the event that:

                  (i) Purchaser offers any employee of the Division employment at a pay rate less than that to which a person employed by Purchaser in substantially the same position would be entitled as of the Closing or offers any such employee employment with a substantially different position or substantially different duties than those required of such employee by the Division immediately prior to the Closing and such employee declines such employment or, solely in the case of employees of the Division working at Seller's headquarters in Atlanta, Georgia, requires any such employee to relocate outside of the Atlanta metropolitan area within the first six (6) months after the Closing Date and such employee declines to relocate; or

                  (ii) Purchaser terminates any former employee of the Division (other than for poor performance or cause as determined consistent with Purchaser's severance plan) within the first six (6) months after the Closing Date;

Purchaser shall pay such employee a severance payment equal to the lesser of (A) the amount of severance to which such employee would be entitled under the Purchaser's severance plan currently in effect (assuming for such purposes that the initial hire date of such employee were deemed to be the date such employee became employed by Seller, without regard to any waiting periods), or (B) four
(4) weeks base salary at such employee's then current rate. After the six (6) month anniversary of the Closing Date, the severance policy of Purchaser currently in effect will apply to all former employees of the Division, giving full service credit for service with Seller. Purchaser hereby represents and warrants that there are no waiting periods contained in Purchaser's severance plan. In the event an employee declines employment with Purchaser and Purchaser has fulfilled the requirements of the first sentence of this Section 5.1(b), Purchaser shall have no obligation to pay such employee a severance payment pursuant hereto. The employees of Seller who accept employment with Purchaser are hereafter referred to as "Retained Employees."

             (c) Seller shall pay as soon as reasonably practicable after the Closing Date to all Retained Employees the full amount in cash attributable to accrued vacation as of the Closing Date.

         5.2. EMPLOYEE BENEFIT PLANS.

             (a) As of the Closing Date, the Retained Employees shall cease to participate under Seller's 401(k) plan and defined benefit plan (collectively, the "Retirement Plans"), and Seller shall take all such action as may be necessary in order to effect such cessation of participation. There shall be no direct transfer of assets or liabilities of the Retirement Plans to any retirement plan of Purchaser. Purchaser and Seller acknowledge that Purchaser shall have no right, title or interest in any of the assets nor any liability with respect to the Retirement Plans. As soon as possible, but not later than ninety (90) days following the Closing Date, Seller will deliver to each Retained Employee one or more communications setting forth in detail the Retained Employee's rights, benefits and status under the Retirement Plans. Seller will provide copies to Purchaser of all communications from Seller to any Retained Employees at least five (5) business days prior to mailing such communications to Retained Employees. In addition, effective as of the Closing Date, Seller shall timely amend each Retirement Plan under

473314.7
                                      -26-
which Retained Employees have loans outstanding as of the Closing Date, to provide that with respect to each such loan to a Retained Employee, to the extent such Retained Employee does not elect to receive a total distribution of his accounts under such plan, the applicable terms of repayment of such loans shall continue effective until the earliest of the date such loan (and any accrued interest thereon) has been fully repaid or the date there is otherwise a default with respect to such loan.

             (b) From the Closing Date through December 31, 1997, the Retained Employees will be entitled to receive welfare benefit coverages under Employee Benefit Plans maintained by Seller in accordance with the provisions of the Transition Services Agreement. Commencing January 1, 1998, participation of the Retained Employees in all such Employee Benefit Plans maintained by Seller shall terminate (except as required by law) and Purchaser shall permit the Retained Employees to participate on the same basis as Purchaser's similarly situated employees, in Purchaser's employee benefit plans, including without limitation any group medical or life insurance plan, any qualified retirement plans, any long term disability plans, any short term disability plans and similar plans sponsored by Purchaser. Purchaser shall waive or otherwise arrange to eliminate the service requirements for eligibility for such Retained Employees to participate in any such employee benefit plans, including without limitation any group medical or life insurance plan, any long term disability plans, any short term disability plans and similar plans sponsored by Purchaser. In addition, with respect to the Retained Employees, Purchaser shall waive or otherwise arrange to eliminate any applicable pre-existing conditions, limitations and waiting periods under the group medical plan sponsored by Purchaser. Purchaser also shall provide the Retained Employees service credit toward benefits under the Purchaser's vacation and sick leave policies. With respect to the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (such statutory requirements hereafter referred to as "COBRA"), commencing January 1, 1998 Purchaser shall offer "Continuation Coverage" (as that term is defined in COBRA) to all Retained Employees and their dependents who experience a "Qualifying Event" (as that term is defined in COBRA) while they are employed by Purchaser after the Closing Date and shall be responsible for complying with the requirements of COBRA with respect to any such Qualifying Event for all Retained Employees and their dependents without regard to whether such persons have been enrolled in any group health plan sponsored by Purchaser prior to January 1, 1998.

         5.3. INDEMNIFICATION BY SELLER IN RESPECT OF RETIREMENT PLANS. Seller shall indemnify and hold Purchaser and its affiliates harmless in accordance with Article VI hereof from and against any liability, loss, damage or expense (including reasonable attorneys' fees) that Purchaser or its affiliates may incur with respect to employees or former employees of Seller as a result of (a) any claim for wages, salary or other compensation for service prior to the Closing Date; (b) any claim for long-term or short-term liability benefits for disabilities that commenced before the Closing Date; (c) any claim for health care or dental benefits for services rendered or materials received before the Closing Date; (d) any claim for benefits for covered confinements that commenced before the Closing Date; (e) any claim for worker's compensation benefits with respect to matters that arose prior to the Closing Date; (f) any claim for life or survivor income benefits under a plan of Seller for deaths that occur before the Closing Date; (g) any claim made by any employee no longer employed by Seller as of the Closing Date with respect to any employee benefit plan, agreement or arrangement, including claims for benefits, compensation, post-employment medical and life insurance benefits, insurance premiums, administrative expenses, or severance; (h) any claim made with respect to any "Employee Benefit Plan," as that term is defined in Section 3(3) of ERISA, sponsored by or contributed to

473314.7
                                      -27-
by Seller or any of its ERISA Affiliates currently or in the past; or (i) any claim by an employee (or independent contractor) or former employee (or independent contractor) arising solely by reason of any termination of such person's right to participate in or benefit under any post- employment medical or other insurance program sponsored by Seller. In no event shall Seller's obligations to indemnify with respect to matters described in this Section 5.3 limit Purchaser's obligation to reimburse Seller with respect to Employee Benefit Plans of Seller in accordance with the Transition Services Agreement.

                                   ARTICLE VI.
                                 INDEMNIFICATION

         6.1. INDEMNIFIED CLAIMS. In addition to any other indemnification obligation of Seller under any other provision hereof, Seller hereby indemnifies and agrees to hold Purchaser (and its affiliates) harmless from any liability, loss, cost, expense, damage, claim or deficiency (including reasonable attorneys fees) (collectively "Section 6.1 Indemnified Claims"):

             (a) Misrepresentation, Nonfulfillment of Agreement. Arising out of any misrepresentation, breach of any representation, warranty, covenant or agreement of Seller or any breach, nonfulfillment of, or failure to perform any covenant, duty or obligation of Seller under this Agreement, or any of the other agreements entered into pursuant hereto in connection with the transactions contemplated herein;

             (b) Excluded  Liabilities.  Arising out of any Excluded  Liability;
and

             (c) Bulk Sales Compliance. Arising out of the failure of either the Seller or Purchaser to comply with the provisions of the bulk sales law of any state having jurisdiction over the transactions contemplated herein and the Purchased Assets.

         6.2. INDEMNIFICATION BY AMERITECH AND PURCHASER. In addition to any other indemnification obligation of Purchaser or Ameritech under any other provision hereof, Purchaser and Ameritech, jointly and severally, hereby indemnify and agree to hold Seller (and its affiliates) harmless from any liability, loss, cost, expense, damage, claim or deficiency (including reasonable attorneys fees) (collectively, "Section 6.2 Indemnified Claims"):

             (a) Misrepresentation, Nonfulfillment of Agreement. Arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement of Purchaser or any breach, nonfulfillment of, or failure to perform any covenant, duty or obligation of Purchaser under this Agreement or any of the other agreements entered into pursuant hereto in connection with the transaction contemplated herein;

             (b) Assumed Liabilities. Arising out of any Assumed Liabilities or any other liability of Seller expressly agreed in writing to be assumed by Purchaser or Ameritech; and

             (c) Post-Closing Events. Arising out of any event or occurrence after the Closing relating to (i) the business of Purchaser utilizing the Purchased Assets or (ii) the Purchased Assets, in either case which is not an Excluded Liability.


473314.7
                                      -28-

         6.3. PROVISIONS REGARDING INDEMNIFICATION. The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 6.1 or 6.2 of this Agreement and provide all pleading and other documentation relating to such claim, demand, action or proceeding, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. At its own expense, the indemnified party shall have the right to participate in, but not control, the defense of any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Seller, Purchaser and Ameritech shall cooperate with each other. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party; provided, however, that if a firm, written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

         6.4. SURVIVAL. All representations and warranties contained in this Agreement shall survive for a period of one year following the Closing Date and shall thereafter cease to be of any force and effect: except with respect to a claim arising under Sections 2.1(a) ("Authorization"), Section 2.1(i) ("Employee Benefits"), Section 2.1(c) ("Title to Properties"), Section 2.1(e) ("Broker's Fee"), and Section 2.1(f) ("Taxes") which shall survive until expiration of the applicable statute of limitations and except with respect to a claim arising under Section 2.1(r)("Hazardous Substances") which shall survive until the fifth anniversary of the Closing Date. Notwithstanding anything in Section 6.4 to the contrary, (x) in the event of any breach of a representation or warranty by a party that constitutes fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect forever thereafter with respect to such fraud and (y) all covenants and agreements contained in this agreement shall survive for the period necessary for their performance.

         6.5. LIMITATIONS. Notwithstanding anything to the contrary contained herein, Purchaser will not assert a claim against Seller under this Article VI on account of a misrepresentation or breach of a representation or warranty set forth in this Agreement (including those in Section 2.1(g) ("Accounts Receivable")) until the total of all such Section 6.1 Indemnified Claims exceeds in the aggregate 0.5% of the Purchase Price (as adjusted in accordance herewith) (the "Base Amount"), at which time all Section 6.1 Indemnified Claims against
Seller in excess of such Base Amount, may be claimed in full and, if indemnifiable under this Article VI, shall be indemnified in full. In no event will Seller be liable to Purchaser for such Section 6.1 Indemnified Claims on account of a misrepresentation or breach of a representation or warranty set forth in this Agreement or in agreements delivered in connection with the transactions contemplated herein in excess of the 50% of the Purchase Price, as adjusted in accordance herewith. The limitations on indemnification claims set forth in this Section 6.5 shall only apply to indemnification claims on account of a misrepresentation or breach of a representation or warranty set forth in this Agreement or in agreements delivered in connection

473314.7
                                      -29-
with the transactions contemplated herein (e.g. such limitations shall not apply to claims arising from fraud, breaches of covenants, Excluded Assets, Excluded Liabilities and the like). Notwithstanding any provision or implication in this Agreement to the contrary, Seller acknowledges that its obligation to indemnify and hold Ameritech and Purchaser (and their affiliates) harmless with respect to any Section 6.1 Indemnified Claims arising out of any Excluded Liabilities shall be absolute and not subject to any limitations (other than that such obligation shall not extend to any Assumed Liabilities). Without limiting the generality of the foregoing, it shall not be relevant and shall not serve to limit such indemnification and hold harmless obligation of Seller that there may exist in this Agreement or elsewhere a representation or warranty of Seller with respect to a matter that is an Excluded Liability which representation or warranty is qualified as to scope (including through terms such as "knowledge", "material", "Material Adverse Effect", "ordinary course of business" and the like), it being the intent of the parties that the scope of any such representation or warranty shall not serve to limit in any way the scope of any Excluded Liability or the extent of Seller's obligations with respect thereto.

        6.6. CLAIMS BROUGHT HEREUNDER. Any claim for a breach of a representation or warranty set forth in this Agreement or in agreements delivered in connection with the transactions contemplated herein (other than fraud) must be brought pursuant to this Article VI.

         6.7. REASSIGNED RECEIVABLES. In the event any Section 6.1 Indemnified Claim is asserted against Seller in respect of an uncollected Account Receivable (including an uncollected RAC Receivable), and Purchaser has been indemnified with respect thereto, Purchaser shall reassign such uncollected Account Receivable to Seller without any consideration therefor, and Seller may take any and all action it deems necessary to collect such uncollected Account Receivable.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

        7.1. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

             (a) Representations and Warranties; Covenants. Except for changes contemplated by this Agreement, each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except that any representation or warranty which was qualified by materiality when made on the date hereof will be qualified by the same, but not by an additional, materiality limitation when made at Closing and except for any representation and warranty made as of a specific date (provided that said representation and warranty was true and correct as of the relevant specific date); and all of the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing Date shall have been complied with in all material respects and Seller shall have received certificates of appropriate officers of Purchaser to such effect.


473314.7
                                      -30-

             (b) No Proceeding or Litigation. No order, stay, judgment or decree shall have been issued by any court restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

             (c) Corporate Action. Purchaser shall have taken all action necessary to approve the transactions contemplated by this Agreement, and Purchaser shall have furnished Seller with certified copies of resolutions, in form and substance reasonably satisfactory to counsel for Seller, in connection with such transactions.

             (d) Opinion of Counsel for Purchaser. Seller shall have received from Bruce Howat, counsel for and Secretary of Ameritech and Purchaser, an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Seller, to the effect set forth in Exhibit 7.1(d).

             (e) HSR Act. The parties shall have complied with the HSR Act, and any waiting period (and any extension thereof) under the HSR Act applicable to the transaction contemplated hereby shall have expired or been terminated.

             (f) Transition Services Agreement. Purchaser and Ameritech shall have executed and delivered to Seller the Transition Services Agreement in substantially the same form as attached hereto as Exhibit 4.12.

        7.2. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

             (a) Representations and Warranties; Covenants. (i) Except for changes contemplated by this Agreement, each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except that any representation or warranty which was qualified by materiality when made on the date hereof will be qualified by the same, but not by an additional, materiality limitation when made at Closing and except for any representation and warranty made expressly as of a specific date (provided that said representation and warranty was true and correct as of the relevant specific date) and Purchaser shall have received certificates of appropriate officers of Seller to such effect.

                  (ii) All the covenants contained in this Agreement to be complied with by Seller on or before the Closing Date shall have been complied with in all material respects and Purchaser shall have received certificates of appropriate officers of Seller to such effect.

             (b) Governmental Approvals. The parties hereto shall have received all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 2.1(b) or otherwise required to be obtained prior to the Closing by applicable law or regulation of in respect of which the failure so to obtain could have a Material Adverse Effect on the Purchased Assets.


473314.7
                                      -31-

             (c) No Proceeding or Litigation. No order, stay, judgment or decree shall have been issued by any court restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

             (d) No Changes or Destruction of Property. Between the date hereof and the Closing Date, there shall have been (i) no Material Adverse Effect on the Purchased Assets or the business of the Division and (ii) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage.

             (e) Corporate Action. Seller shall have taken all corporate action necessary to approve the transaction contemplated by this agreement and Seller shall have furnished Purchaser with certified copies of corporate resolutions in form and substance satisfactory to counsel for Purchaser, in connection with such transactions.

             (f) Opinion of Counsel for Seller. Purchaser shall have received from Arnall Golden & Gregory, LLP counsel for Seller, an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Purchaser, to the effect set forth in Exhibit 7.2(f).

             (g) HSR Act. The parties shall have complied with the HSR Act, and any waiting period (and any extension thereof) under the HSR Act applicable to the transaction contemplated hereby shall have expired or been terminated.

             (h) Transition Services Agreement. Seller shall have executed and delivered to Purchaser the Transition Services Agreement in substantially the same form as attached hereto as Exhibit 4.12.

             (i) Lease for Central Monitoring Station. The lease for the Division's central monitoring station in Atlanta, Georgia shall have been amended and assigned to Purchaser in accordance with Section 4.9(c) hereof and the 2170 Lease is executed in accordance with Section 4.16 hereof.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

        8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

             (a) by the mutual written consent of Seller and Purchaser;

             (b) by either Seller or Purchaser, if the Closing Date shall not have occurred prior to December 1, 1997 (the "Termination Date"); provided, however, that (i) either Seller or Purchaser may extend such date by up to 60 days, by providing written notice thereof to the other party on or prior to the Termination Date, and (ii) the right to terminate or extend this Agreement shall not be available to any party whose failure to fulfill any covenant or obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date;


473314.7
                                      -32-

             (c) by either Seller or Purchaser, if a court of competent jurisdiction or other governmental authority with competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated herein; or

             (d) by either Seller or Purchaser, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 7.1(a) as to Purchaser or Section 7.2(a) as to Seller not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

        8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 4.4(c) and 4.4(d), provided nothing herein shall relieve either party from liability for any wilful breach hereof.

        8.3. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

        8.4. WAIVER. At any time prior to the Closing, Seller, on the one hand, and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby. The failure of any party hereto to enforce at time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

        9.1. EXPENSES. Except as otherwise specifically provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        9.2. NOTICES. All notices and other communications made hereunder shall be made in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three (3) days after deposit in U.S. mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the first business day after receipt, if delivered by facsimile transmission to the telefax number of the receiving party listed below, if receipt is confirmed or acknowledged by the addressee either orally, telephonically (including by indication of successful completion of a facsimile transmission) or in writing. The addresses for notices are:

473314.7
                                      -33-

                (a)  if to Seller:          Rollins Protective Services
                                            c/o Rollins, Inc.
                                            2170 Piedmont Road
                                            Atlanta, Georgia 30324
                                            Attention:  Mr. R. Randall Rollins
                                            Telephone:  (404) 888-2000
                                            Telefax:    (404) 888-2046

                     with a copy (which
                     shall not constitute
                     notice) to:            Arnall Golden & Gregory, LLP
                                            2800 One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30309-3450
                                            Attention: Jonathan Golden, Esq.
                                            Telephone:  (404) 873-8700
                                            Telefax:    (404) 873-8701

                (b)  if to Purchaser:       Ameritech Monitoring Services, Inc.
                                            Two Mid America Plaza
                                            Suite 200
                                            Oakbrook Terrace, Illinois 60181
                                            Attn:  Ms. Mary E. Tudela, President
                                            Telephone:  (630) 573-1570
                                            Telefax:    (630) 571-1403
                      with a copy (which
                      shall not constitute
                      notice) to:           Ameritech Monitoring Services, Inc.
                                            Two Mid America Plaza
                                            Suite 200
                                            Oakbrook Terrace, Illinois 60181
                                            Attn:    Marc P. Katz, Esq.,
                                                     Vice President and
                                                     General Counsel
                                                     Telephone:  (630) 573-1575
                                                     Telefax:    (630) 571-1065


                (c)  if to Ameritech:       Ameritech Corporation
                                            30 South Wacker Drive, 39th Floor
                                            Chicago, Illinois 60606
                                            Attn:  Corporate Secretary
                                            Telephone:  (312) 750-5445
                                            Telefax:    (312) 609-6307


473314.7
                                      -34-
                      with a copy (which
                      shall not constitute
                      notice) to:           Ameritech Corporation
                                            30 South Wacker Drive, 39th Floor
                                            Chicago, Illinois  60606
                                            Attn:  Kenneth C. Dunn, Esq.,
                                                   Assistant General Counsel
                                            Telephone:  (312) 750-5131
                                            Telefax:    (312) 609-6307

as the case may be, or to such other address and to the attention of such other persons as either party may designate by like notice hereinafter given in accordance with the terms hereof.

        9.3. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to each other and shall cooperate as to the timing and contents of any such announcement.

        9.4. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties thereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

        9.6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof (including the Confidentiality and Nondisclosure Letter dated July 16, 1997 between Ameritech Corporation and
Goldman, Sachs & Co. (on behalf of the Seller) and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

        9.7. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, without the written consent of the parties hereto.

        9.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

        9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


473314.7
                                      -35-

        9.10. KNOWLEDGE. For purposes of this Agreement, references to the "knowledge of the Seller" or words of similar import shall mean the actual conscious knowledge of those persons identified on Schedule 9.10 attached hereto. No knowledge of other employees of Seller shall be imputed to such persons, and such persons shall have no duty to conduct any independent investigation.

        9.11. SCHEDULES. The Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth above.

        9.12. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns (except to the extent that affiliates are granted rights to indemnification under Sections 6.1 and 6.2).
















                       [SIGNATURES ARE ON FOLLOWING PAGE]

473314.7
                                      -36-

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   PURCHASER:
                                   AMERITECH MONITORING SERVICES, INC.

                                   By:  /s/ Mary E. Tudela
                                   Title:  President


                                   AMERITECH:
                                   AMERITECH CORPORATION

                                   By:  /s/ Richard C. Notebaert
                                   Title:  Chief Executive Officer


                                   SELLER:
                                   ROLLINS, INC.

                                   By:  /s/ R. Randall Rollins
                                   Title:  Chairman and Chief Executive Officer





473314.7
                                      -37-

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 1.1(e) -          Vehicles
Schedule 1.1(h) -          Intellectual Property
Schedule 1.1(m) -          Prepaid Expenses
Schedule 1.3(a)(4) -       Acquisition Liabilities
Schedule 1.3(a)(5) -       RMR Schedule
Schedule 1.4(a) -          Scheduled Agreements
Schedule 2.1(b) -          Consents to Assignment
Schedule 2.1(c) -          Exceptions to Title to Properties
Schedule 2.1(d) -          List of Leases
Schedule 2.1(e) -          Financial Statements
Schedule 2.1(h) -          Litigation; Judgments
Schedule 2.1(i) -          Insurance
Schedule 2.1(j) -          Benefit Plans and ERISA
Schedule 2.1(l) -          Inventory as of July 31, 1997
Schedule 2.1(m) -          Forms of Customer Agreements
Schedule 2.1(n) -          Affiliate  Transactions  for  Monitoring  and  Pest
                           Control Services
Schedule 2.1(p) -          List of Employees as of Most Recent Payroll Date of
                           Division
Schedule 2.1(q) -          Exceptions to  Compliance  With Laws
Schedule 5.1    -          Employees of Division Who Will Not be Hired by
                           Purchaser
Schedule 9.10   -          Certain Division Employees


Exhibit 4.12    -          Transition Services Agreement
Exhibit 7.1(d)  -          Opinion of Counsel for Purchaser
Exhibit 7.2(f)  -          Opinion of Counsel for Seller

473314.7